Exhibit 10.41

GENERAL MOTORS HOLDINGS LLC

300 Renaissance Center

Detroit, Michigan 48265-3000

September 22, 2010

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Secured Credit Agreement, dated as of August 12, 2009 (as amended prior to the date hereof, the “Credit Agreement”), among General Motors Holdings LLC (together with its successors and assigns, the “Borrower”), the guarantors party thereto and The United States Department of the Treasury (the “Lender”). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree to delete Section 5.27 of the Credit Agreement in its entirety and replace it with the following:

“5.27. Vitality Commitment. (a) Taking note of the production commitments provided to the Canadian Lender and/or the Governments of Canada and Ontario, the Borrower agrees to use its commercially reasonable best efforts to ensure that the volume of manufacturing conducted in the United States is consistent with at least 90% of the Projected Manufacturing Level (as defined below), absent a material adverse change in its business or operating environment which would make the commitment outlined herein non-economic. In the event that such a material adverse change occurs, the Borrower agrees to use its commercially reasonable best efforts to ensure that the volume of United States manufacturing is the minimum variance from the Projected Manufacturing Level that is consistent with good business judgment and the intent of the commitment.

(b) For the avoidance of doubt, the Borrower and the Lender acknowledge and agree that the “Projected Manufacturing Level” was envisioned to be (i) 1,801,000 units for 2010, (ii) 1,934,000 units for 2011, (iii) 1,998,000 units for 2012, (iv) 2,156,000 units for 2013, and (v) 2,260,000 units for 2014.

(c) The commitment set forth in Section 5.27(a) will remain in effect until the later of December 31, 2014 and the date on which all of its Loans from the Treasury have been repaid, provided that, in the event the Treasury has received total proceeds from debt repayments, dividends, interest, preferred stock redemptions and common stock sales equal to the total dollar amount of all Treasury invested capital, then the commitments outlined herein shall no longer be in force.”

Additionally, in accordance with Section 5.17 of the Credit Agreement, the Borrower previously divested its interests in private passenger aircraft. The Borrower now intends to acquire AmeriCredit Corp., a Texas corporation (“AmeriCredit”). AmeriCredit is the owner of an airplane, which the Borrower intends for AmeriCredit to sell following the acquisition. The Borrower agrees that the AmeriCredit airplane will not be flown after the acquisition, except (a)

as may be reasonably required for crew training, maintenance or sale purposes or (b) pursuant to an aircraft lease agreement among AmeriCredit and the named lessee party thereto (excluding any lessee party that is or will be a present or future affiliate, director, officer, employee, member, manager or partner of the Borrower or AmeriCredit) that has been properly filed with the Federal Aviation Administration. The Borrower agrees to maintain appropriate records of such flights in accordance with Section 5.20 of the Credit Agreement. The Lender acknowledges the Borrower’s intention to cause the sale of the AmeriCredit airplane following the Borrower’s acquisition of AmeriCredit, and agrees that no Default or Event of Default shall be deemed to have occurred under the Credit Agreement, including Section 5.17, so long as the sale of the airplane takes place within six (6) months after the Borrower’s acquisition of AmeriCredit. If the airplane remains unsold after the expiration of such six (6) month period, the timeframe in the previous sentence will be extended on a month-to-month basis so long as the Borrower is using commercially reasonable efforts to sell the airplane and provides a written notice to the Lender describing such efforts five (5) Business Days prior to the expiration of the end of any period. The Borrower’s obligations under this paragraph shall terminate upon the earlier to occur of (a) the Exceptional Financial Assistance Termination Date and (b) the termination of the Relevant Period (the “Expiration Date”).

THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY RULE OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. NOTHING IN THIS LETTER AGREEMENT SHALL REQUIRE ANY UNLAWFUL ACTION OR INACTION BY EITHER PARTY.

This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter sets forth the entire understanding between the parties concerning the subject matter hereof and incorporates all prior negotiations and understandings.

No amendment, modification, termination, or waiver of any provision hereof, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS LETTER AGREEMENT OR ANY OTHER DOCUMENT RELATED HERETO.

[Signature Pages Follow]

Very truly yours, GENERAL MOTORS HOLDINGS LLC

By:	/s/ Niharika Ramdev
Name:	Niharika Ramdev
Title:	Assistant Treasurer

[Signature Page to Letter Agreement]

ACCEPTED AND AGREED

as of the date first written above:

THE UNITED STATES DEPARTMENT

OF THE TREASURY

By: /s/ David N. Miller

Name: David N. Miller

Title: Chief Investment Officer

[Signature Page to Letter Agreement]